Investor Contact:	John S. Brittain, Jr. 441-294-6350

Media Contact:	Sabrena E. Tufts 441-294-6377

QUANTA ANNOUNCES FOURTH QUARTER, YEAR-END RESULTS
COMPANY REPORTS NET LOSS OF $14.4 MILLION, OR $0.25 PER DILUTED SHARE

Hamilton, Bermuda – (Business Wire) – March 14, 2005 - Quanta Capital Holdings Ltd. (NASDAQ: QNTA) today reported that its net loss for the fourth quarter of 2004 was $14.4 million, or $0.25 per diluted share. This compares to a net loss of $37.4 million, or $0.66 per diluted share, for the third quarter of 2004 and a net loss of $15.1 million, or $0.27 per share for the fourth quarter of 2003.

The net loss excluding net realized losses on investments for the fourth quarter of 2004 was $14.0 million or $0.25 per share. This compares to a net loss excluding net realized gains on investments of $37.7 million, or $0.66 per diluted share, for the third quarter of 2004.

The Company's results for the fourth quarter of 2004 were negatively impacted by $21.3 million of windstorm catastrophe costs, principally related to the four hurricanes that hit the Southeast United States during the third quarter of 2004, which was in addition to the windstorm catastrophe costs reported in the third quarter. The net loss for the full year ended December 31, 2004 was $54.6 million, or $0.96 per share.

Tobey J. Russ, Quanta's Chief Executive Officer, stated, "We are disappointed by the results of the fourth quarter and the additional loss reserves resulting from the third quarter catastrophes. We believe that our decision to lead with reinsurance in 2004 and the unprecedented series of natural disasters that followed have overshadowed the real progress that we made toward the building of our specialty lines business."

During the fourth quarter of 2004, the Company announced that it had expanded its European business by establishing a new specialty lines syndicate at Lloyd's, Syndicate 4000. Syndicate 4000 commenced underwriting in December 2004 and offers a portfolio of specialty insurance products.

Gross premiums written for the fourth quarter of 2004 were $124.0 million and net premiums written were $107.1 million, which compares to gross premiums written of $116.7 million and net premiums written of $86.0 million in the third quarter of 2004. For the fourth quarter, specialty reinsurance contributed $56.7 million of the net premiums written, specialty insurance contributed $47.8 million of the net premiums written and our new Lloyd's syndicate contributed $2.6 million of the net premiums written. Net premiums earned in the fourth quarter were $87.5 million, compared to $65.5 million for the third quarter of 2004. Technical services revenues for the fourth quarter 2004 were $9.9 million compared to technical services revenues of $7.7 million for the third quarter of 2004.

Net income for the fourth quarter prior to the additional windstorm catastrophe costs was $6.9 million, or $0.12 per diluted share. Net income for full year 2004 prior to total windstorm catastrophe related losses of $67.6 million was $13.0 million, or $0.23 per diluted share. The Company was formed in 2003 and commenced its insurance business in the fourth quarter of 2003. Accordingly, there is no meaningful comparative information for the full year of 2003.

For the full year 2004, net premiums written were $419.5 million and net premiums earned were $237.1 million. Total revenues for 2004 were $287.2 million, including $32.5 million of technical service revenues and $14.3 million of investment income.

Mr. Russ continued, "Nevertheless, we concluded the fourth quarter with over $670 million of cash and investments. A.M Best has affirmed the company's rating of "A−" (excellent) and we have announced the expansion of our European business through the establishment of a new Specialty Lines Syndicate at Lloyd's. We believe Quanta is well positioned to execute its specialty lines strategy in 2005."

Quanta will host a conference call to discuss fourth quarter results at 9:00 a.m. Eastern Time on Tuesday, March 15, 2005. A live webcast of this call will be available at www.quantaholdings.com and will be archived on Quanta's website. A telephone replay of the conference call also will be available beginning on March 15, 2005 at 11:00 a.m. Eastern Time, until March 22, 2005. To access the replay, domestic callers should dial 888-286-8010 and international callers should dial 617-801-6888. All callers should provide pass code #66581120.

Net loss excluding net realized gains and losses on investments, and net income measures that exclude the impact of windstorm catastrophes are non-GAAP financial measures. A reconciliation of these measures to the company's net loss is presented at the end of this release.

About Quanta Capital Holdings Ltd.

Quanta Capital Holdings Ltd., a Bermuda holding company, provides specialty insurance, reinsurance, risk assessment and risk consulting products and services through its subsidiaries. Through operations in Bermuda, the United States, Ireland and the United Kingdom, Quanta focuses on writing coverage for specialized classes of risk through a team of experienced, technically qualified underwriters. The company offers specialty insurance and reinsurance products that often require extensive technical underwriting skills, risk assessment resources and engineering expertise. Quanta is listed on the NASDAQ stock market and trades under the symbol QNTA.

The statements contained in this press release may include forward-looking statements within the meaning of the federal securities law. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results. These factors are detailed in the company's filings with the U.S. Securities and Exchange Commission. The company assumes no obligation to update or supplement forward-looking statements to reflect subsequent events or circumstances.

(Tables to follow)

QUANTA CAPITAL HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three months ended 12/31/04	Year ended 12/31/04
Gross premiums written	$123,983	$494,412
Net premiums written	107,054	419,541
Net premiums earned	87,527	237,140
Technical services revenues	9,905	32,485
Net investment income	4,496	14,307
Net realized (losses) gains on investments	(437)	228
Other income	2,221	2,995
Total revenues	103,712	287,155
Net losses and loss expenses incurred	72,733	198,916
Acquisition expenses	18,117	53,995
Direct technical services costs	7,740	23,182
General and administrative expenses	18,763	63,463
Depreciation and amortization	783	2,180
Total expenses	118,136	341,736
Loss before income taxes	(14,424)	(54,581)
Income tax expense	—	—-
Net loss	$(14,424)	$(54,581)
Weighted average number of common shares and common share equivalents – basic and diluted	56,798,218	56,798,218
Net loss per common share – basic and diluted	$(0.25)	$(0.96)

QUANTA CAPITAL HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	As of 12/31/04	As of 12/31/03
Assets
Investments at fair market value
Available for sale investments	$559,430	$467,036
Trading investments related to deposit liabilities	40,492	—
Cash and cash equivalents	32,775	36,694
Restricted cash and cash equivalents	42,482	10,557
Accrued investment income	4,719	2,995
Premiums receivable	146,784	10,961
Losses and loss adjustment expenses recoverable	13,519	3,263
Other accounts receivable	11,575	8,957
Deferred acquisition costs	41,496	6,616
Deferred reinsurance premiums	47,416	1,925
Property and equipment, net	4,875	1,117
Goodwill and other intangible assets	20,617	21,351
Other assets	14,553	2,289
Total assets	$980,733	$573,761
Liabilities
Reserve for losses and loss expenses	$159,794	$4,454
Unearned premiums	247,936	20,044
Environmental liabilities assumed	6,518	7,018
Reinsurance balances payable	24,929	334
Accounts payable and accrued expenses	17,360	17,609
Net payable for investments purchased	3,749	34,766
Deposit liabilities	43,365	--
Junior subordinated debentures	41,238	--
Deferred income and other liabilities	4,935	2,053
Total liabilities	$549,824	$86,278
Shareholders' equity
Common shares	568	568
Additional paid-in capital	523,771	524,235
Accumulated deficit	(93,058)	(38,477)
Accumulated other comprehensive income	(372)	1,157
Total shareholders' equity	$430,909	$487,483
Total liabilities and shareholders' equity	$980,733	$573,761

QUANTA CAPITAL HOLDINGS LTD.
CONSOLIDATED UNDERWRITING RATIOS
(Unaudited)

The following Net Expense Ratios and Combined Ratios for the three months and year ended December 31, 2004 are not necessarily indicative of our future underwriting performance, because we are a recently formed company with limited underwriting activities.

	Three months ended 12/31/04	Year ended 12/31/04
Loss Ratio[1]	83.1%	83.9%
Acquisition Expense Ratio[2]	20.7%	22.8%
General and Administrative Expense Ratio[3]	14.9%	12.7%
Net Expense Ratio[4]	35.6%	35.5%
Combined Ratio[5]	118.7%	119.4%

[1]	The Loss Ratio is calculated by dividing net losses and loss expenses incurred by net premiums earned.

[2]	The Acquisition Expense Ratio is calculated by dividing acquisition expenses by net premiums earned.

[3]	The General and Administrative Expense Ratio indicates the level of indirect costs associated with acquiring/writing insurance and reinsurance contracts, and is calculated by dividing general and administrative expenses associated with our underwriting activities by net premiums written. General and administrative expenses associated with our underwriting activities for the three months and year ended 12/31/04 were $16.0 million and $53.4 million respectively, and exclude $2.8 million and $10.1 million related to our technical services activities for the same periods.

[4]	The Net Expense Ratio is the sum of our Acquisition Expense Ratio and General and Administrative Expense Ratio.

[5]	The Combined Ratio is the sum of our Loss Ratio and Net Expense Ratio.

QUANTA CAPITAL HOLDINGS LTD.
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS
(in thousands, except per share amounts)
(Unaudited)

In addition to the GAAP financial measures and the ratios included within this release, we present "net income (loss) excluding net realized gains and losses on investments" and net income measures that exclude the impact of hurricane catastrophes, which are non-GAAP financial measures.

Net Income excluding realized gains and losses on investments

We include the "net loss excluding net realized gains and losses on investments" measure because we believe that security analysts, rating agencies and investors believe that realized gains and losses are largely opportunistic and are a function of economic and interest rate conditions. As a result, we believe that they evaluate the net income or loss before realized gains or losses to make performance comparisons with our industry peers.

	Three months ended 12/31/04	Year ended 12/31/04
Net loss	$(14,424)	$(54,581)
Adjustment for net realized losses (gains) on investments	437	(228)
Adjustment for associated tax impact of net realized losses (gains) on investments	—	—
Net loss excluding realized losses (gains) on investments	$(13,987)	$(54,809)
Net loss per share – basic and diluted	$(0.25)	$(0.96)
Adjustment for net realized losses (gains) on investments	—	—
Adjustment for associated tax impact of net realized losses (gains) on investments	—	—
Net loss per share excluding realized losses (gains) on investments – basic and diluted	$(0.25)	$(0.96)

Net Income excluding the impact of windstorm catastrophes
(in thousands, except per share amounts)
(Unaudited)

We include net income measures that exclude the impact of hurricane catastrophes as we believe that the results for the fourth quarter of 2004 including the effects of the hurricane catastrophes reduces the comparability of our fourth quarter results to prior reporting periods. As a result, we believe that the evaluation of net income excluding the impact of hurricane catastrophes allows for meaningful performance comparisons to our previous periods given our limited operating history. Furthermore, we believe that security analysts, rating agencies and investors evaluate our performance relative to our prior reporting periods and to our competitors by excluding the impact of the hurricane catastrophes.

	Three months ended 12/31/04	Year ended 12/31/04
Net loss	$(14,424)	$(54,581)
Adjustment for hurricane catastrophes	21,300	67,600
Adjustment for associated tax impact of hurricane catastrophes	—	—
Net income excluding hurricane catastrophes	$6,876	$13,019
Net loss per share – basic and diluted	$(0.25)	$(0.96)
Adjustment for the impact of hurricane catastrophes	0.37	1.19
Adjustment for associated tax impact of hurricane catastrophes	—	—
Net income per share excluding impact of hurricane catastrophes – basic and diluted	$0.12	$0.23

Quarterly financial information
(in thousands, except per share amounts)
(Unaudited)

The following is a summary of quarterly financial data for the year ended December 31, 2004 and for the quarter ended December 31, 2003:

	Quarter ended 12/31/04	Quarter ended 9/30/04	Quarter ended 6/30/04	Quarter ended 3/31/04	Quarter ended 12/31/03
Gross premiums written	$123,983	$116,729	$134,971	$118,729	$20,465
Net premiums written	107,054	85,969	114,063	112,455	20,060
Net premium earned	87,527	65,523	56,855	27,235	1,940
Technical service revenues	9,905	7,727	8,346	6,507	7,890
Net investment income	4,496	3,258	3,318	3,235	1,941
Net realized (losses) gains on investments	(437)	297	(827)	1,195	109
Other income	2,221	221	139	415	126
Total revenues	103,712	77,026	67,831	38,587	12,006
Net loss and loss expenses incurred	(72,733)	(77,963)	(32,325)	(15,895)	(1,191)
Acquisition costs	(18,117)	(16,424)	(12,837)	(6,617)	(164)
Direct technical service costs	(7,740)	(5,231)	(5,827)	(4,384)	(6,136)
General and administrative expenses	(18,763)	(14,294)	(14,577)	(15,829)	(19,330)
Depreciation and amortization	(783)	(560)	(450)	(387)	(333)
Total expenses	(118,136)	(114,472)	(66,016)	(43,112)	(27,154)
Net (loss) income before income taxes	(14,424)	(37,446)	1,815	(4,525)	(15,148)
Income tax expense	—	—	—	—	—
Net (loss) income	$(14,424)	$(37,446)	$1,815	$(4,525)	$(15,148)
Basic loss per share	$(0.25)	$(0.66)	$0.03	$(0.08)	$(0.27)
Diluted loss per share	$(0.25)	$(0.66)	$0.03	$(0.08)	$(0.27)

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